Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in this Amended Registration Statement on Form S-1 (Registration No. 333-203299) of Medbox, Inc. for the registration of 40,638,630 shares of its common stock and to the incorporation therein of our report dated March 28, 2014, except for Note 15 which appears in the Amended Registration Statement on Form 10, as to which the date is March 6, 2015, relating to the consolidated financial statements of Medbox, Inc., and to the reference to our firm under the caption “Experts” in the Prospectus.

Q Accountancy Corporation

/s/ Q Accountancy

Irvine, California

May 11, 2015